Exhibit 99.1

CONTACT:
Paul Goldberg
Vice President - Investor Relations
(212) 922-1640

DOVER REPORTS FIRST QUARTER 2014 RESULTS AND REAFFIRMS 2014 GUIDANCE

•	Reports quarterly revenue of $1.9 billion, an increase of 7% over the prior year

•	Delivers quarterly diluted earnings per share from continuing operations of $1.02, an increase of 7% over prior year

•	Achieves adjusted quarterly diluted earnings per share from continuing operations of $1.01, excluding minor tax benefits, up 9% from an adjusted prior year

•	Reaffirms 2014 full year revenue growth of 6% to 7% and diluted earnings per share from continuing operations in the range of $4.60 to $4.80.

Downers Grove, Illinois, April 17, 2014 — Dover (NYSE: DOV) announced today that for the first quarter ended March 31, 2014, revenue was $1.9 billion, an increase of 7% over the prior year. The revenue increase was driven by organic growth of 4% and an increase of 3% from acquisitions. Earnings from continuing operations were $176.3 million, or $1.02 diluted earnings per share (“EPS”), compared to $167.2 million, or $0.95 EPS, in the prior year period, representing increases of 5% and 7%, respectively. EPS from continuing operations for the quarter ended March 31, 2014 and 2013 include discrete tax benefits of $0.01 and $0.02 EPS, respectively. Excluding these items, adjusted EPS from continuing operations for the first quarter of 2014 was $1.01, reflecting an increase of 9% over an adjusted EPS of $0.93 in the prior year period.

Commenting on the first quarter results, Dover's President and Chief Executive Officer, Robert A. Livingston, said, “Our strong first quarter results were highlighted by solid revenue growth, broad-based bookings growth, and building momentum as we moved through the quarter. Revenue growth was led by Fluids and Engineered Systems, along with solid growth in Energy. Our book-to-bill of 1.09 was driven by strong order activity at Refrigeration & Food Equipment, Fluids and Engineered Systems. The combination of a strong first quarter, growing bookings and backlog, and our positioning with customers give me great confidence that Dover will have an outstanding year."

“In addition to our strong results, we also completed several important initiatives in the first quarter. We successfully spun off Knowles, completed our $1 billion share repurchase program, and realigned our businesses into a new segment structure organized around our key end-markets to better focus on growth strategies. Our new structure will also provide greater opportunities to leverage scale and capitalize on productivity initiatives.”

“Looking forward, our view of 2014 remains unchanged. We continue to expect full year organic revenue growth of 3% to 4%, complemented by growth from completed acquisitions of 3%, resulting in total revenue growth of 6% to 7%. Our full year segment margin expectations of around 18% are also unchanged. As a result, we are re-affirming our full year EPS to be in the range of $4.60 to $4.80.”

Net earnings for the first quarter of 2014 were $160.1 million or $0.93 EPS, compared to net earnings of $210.0 million, or $1.20 EPS, for the same period of 2013. 2014 results reflected a loss from discontinued operations of $16.2 million, or $0.09 EPS, which included $25.8 million in spin off costs. 2013 results included earnings from discontinued operations of $42.8 million, or $0.24 EPS.

Dover will host a webcast of its first quarter 2014 conference call at 10:30 A.M. Eastern Time (9:30 A.M. Central Time) on Thursday, April 17, 2014. The webcast can be accessed on the Dover website at www.dovercorporation.com. The conference call will also be made available for replay on the website. Additional information on Dover’s first quarter results and its operating segments can also be found on the Company’s website.

About Dover:

Dover is a diversified global manufacturer with annual revenues of $8 billion. We deliver innovative equipment and components, specialty systems and support services through four major operating segments: Energy, Engineered Systems, Fluids, and Refrigeration & Food Equipment. Dover combines global scale with operational agility to lead the markets we serve.  Recognized for our entrepreneurial approach for nearly 60 years, our team of 27,000 employees takes an ownership mindset, collaborating with customers to redefine what’s possible.  Headquartered in Downers Grove, Illinois, Dover trades on the New York Stock Exchange under “DOV.” Additional information is available at www.dovercorporation.com.

Forward-Looking Statements:

This press release contains “forward-looking” statements within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, operating and strategic plans, income, earnings, cash flows, changes in operations, operating improvements, industries in which Dover businesses operate and the U.S. and global economies. Statements in this press release that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “expects,” “believes,” “indicates,” “suggests,” “will,” “plans,” “supports,” “projects,” “should,” “would,” “could,” “forecast” and “management is of the opinion,” or the use of the future tense and similar words or phrases. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, the state of the worldwide economy and sovereign credit; political events; the impact of natural disasters and their effect on global supply chains and energy markets; current economic conditions and uncertainties in the credit and capital markets; instability in countries where Dover conducts business; the ability of Dover's businesses to expand into new geographic markets and to anticipate and meet customer demands for new products; increased competition and pricing pressures in the markets served by Dover's businesses; the terms and timing of the sale of any business in discontinued operations; the impact of loss of a single-source manufacturing facility; changes in customer demand or loss of a significant customer; the relative mix of products and services which impacts margins and operating efficiencies; short-term capacity constraints; increases in the cost of raw materials; domestic and foreign governmental and public policy changes including environmental regulations, conflict minerals disclosure requirements, and tax policies (including domestic and international export subsidy programs, R&E credits and other similar programs); protection and validity of patent and other intellectual property rights; the ability to identify and successfully consummate value-adding acquisition opportunities; Dover's ability to achieve expected savings from integration, synergy and other cost-control initiatives; unforeseen developments in contingencies such as litigation; international economic conditions including interest rate and currency exchange rate fluctuations; possible future terrorist threats and their effect on the worldwide economy; and a downgrade in Dover's credit ratings. Dover refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained in this press release. Dover undertakes no obligation to update any forward-looking statement, except as required by law.

INVESTOR SUPPLEMENT - FIRST QUARTER 2014

DOVER CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)(in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
Revenue	$1,884,647	$1,763,977
Cost of goods and services	1,148,438	1,082,359
Gross profit	736,209	681,618
Selling and administrative expenses	452,282	416,437
Operating earnings	283,927	265,181
Interest expense, net	32,665	30,284
Other expense (income), net	356	(2,889)
Earnings before provision for income taxes and discontinued operations	250,906	237,786
Provision for income taxes	74,582	70,573
Earnings from continuing operations	176,324	167,213
(Loss) earnings from discontinued operations, net	(16,186)	42,790
Net earnings	$160,138	$210,003

Basic earnings per common share:
Earnings from continuing operations	$1.04	$0.96
Earnings (loss) from discontinued operations, net	(0.10)	0.25
Net earnings	0.94	1.21

Weighted average shares outstanding	169,750	173,448

Diluted earnings per common share:
Earnings from continuing operations	$1.02	$0.95
Earnings (loss) from discontinued operations, net	(0.09)	0.24
Net earnings	0.93	1.20

Weighted average shares outstanding	172,013	175,567

Dividends paid per common share	$0.375	$0.350

DOVER CORPORATION
QUARTERLY SEGMENT INFORMATION
(unaudited)(in thousands)

	2014	2013
	Q1	Q1	Q2	Q3	Q4	FY 2013
REVENUE
Energy	$478,773	$462,679	$465,906	$467,688	$457,580	$1,853,853

Engineered Systems
Printing & Identification	263,533	237,869	250,616	256,565	276,672	1,021,722
Industrials	386,245	367,456	388,810	385,640	374,934	1,516,840
	649,778	605,325	639,426	642,205	651,606	2,538,562

Fluids	345,009	273,638	310,137	309,241	343,822	1,236,838

Refrigeration & Food Equipment	411,493	422,468	517,574	521,322	426,476	1,887,840

Intra-segment eliminations	(406)	(133)	(632)	(245)	(430)	(1,440)
Total consolidated revenue	$1,884,647	$1,763,977	$1,932,411	$1,940,211	$1,879,054	$7,515,653

NET EARNINGS
Segment Earnings:
Energy	$118,968	$118,708	$109,662	$119,086	$112,193	$459,649
Engineered Systems	92,320	83,283	102,804	111,850	101,511	399,448
Fluids	57,942	47,601	58,768	63,056	55,098	224,523
Refrigeration & Food Equipment	44,862	52,110	82,177	86,446	46,574	267,307
Total Segments	314,092	301,702	353,411	380,438	315,376	1,350,927
Corporate expense / other	30,521	33,632	34,860	32,532	28,752	129,776
Net interest expense	32,665	30,284	30,232	30,236	29,920	120,672
Earnings from continuing operations before provision for income taxes	250,906	237,786	288,319	317,670	256,704	1,100,479
Provision for income taxes	74,582	70,573	30,261	91,435	74,138	266,407
Earnings from continuing operations	176,324	167,213	258,058	226,235	182,566	834,072
Earnings (loss) from discontinued operations, net	(16,186)	42,790	71,991	42,879	11,397	169,057
Net earnings	$160,138	$210,003	$330,049	$269,114	$193,963	$1,003,129

SEGMENT OPERATING MARGIN
Energy	24.8%	25.7%	23.5%	25.5%	24.5%	24.8%
Engineered Systems	14.2%	13.8%	16.1%	17.4%	15.6%	15.7%
Fluids	16.8%	17.4%	18.9%	20.4%	16.0%	18.2%
Refrigeration & Food Equipment	10.9%	12.3%	15.9%	16.6%	10.9%	14.2%
Total Segment	16.7%	17.1%	18.3%	19.6%	16.8%	18.0%

DEPRECIATION AND AMORTIZATION EXPENSE
Energy	$25,575	$24,448	$24,714	$24,707	$25,206	$99,075
Engineered Systems	18,977	17,450	17,885	18,110	18,137	71,582
Fluids	16,366	11,361	11,570	11,790	14,091	48,812
Refrigeration & Food Equipment	17,212	16,585	16,611	16,962	17,070	67,228
Corporate	869	858	1,029	1,030	944	3,861
	$78,999	$70,702	$71,809	$72,599	$75,448	$290,558

DOVER CORPORATION
QUARTERLY SEGMENT INFORMATION
(continued)
(unaudited)(in thousands)

	2014	2013
	Q1	Q1	Q2	Q3	Q4	FY 2013
BOOKINGS
Energy	$478,469	$515,388	$416,892	$481,021	$440,261	$1,853,562

Engineered Systems
Printing & Identification	282,867	237,291	259,380	256,210	270,392	1,023,273
Industrials	427,557	405,555	396,886	344,764	371,797	1,519,002
Eliminations	(17)	(82)	(129)	(5)	279	63
	710,407	642,764	656,137	600,969	642,468	2,542,338

Fluids	362,943	303,609	298,817	307,729	351,767	1,261,922

Refrigeration & Food Equipment	493,731	482,742	515,320	433,426	450,850	1,882,338

Intra-segment eliminations	(506)	(560)	(708)	(416)	734	(950)

Total consolidated bookings	$2,045,044	$1,943,943	$1,886,458	$1,822,729	$1,886,080	$7,539,210

BACKLOG
Energy	$210,846	$274,733	$218,764	$233,820	$206,790

Engineered Systems
Printing & Identification	136,309	95,353	103,864	105,699	100,032
Industrials	414,979	415,478	421,834	379,457	374,008
	551,288	510,831	525,697	485,155	474,040

Fluids	328,617	222,255	228,212	228,880	310,330

Refrigeration & Food Equipment	431,298	417,246	412,366	324,042	347,004

Intra-segment eliminations	(374)	(385)	(526)	(387)	(592)

Total consolidated backlog	$1,521,675	$1,424,680	$1,384,513	$1,271,510	$1,337,572

DOVER CORPORATION
QUARTERLY EARNINGS PER SHARE
(unaudited)(in thousands, except per share data*)

	2014	2013
	Q1	Q1	Q2	Q3	Q4	FY 2013
Basic earnings (loss) per common share:
Continuing operations	$1.04	$0.96	$1.51	$1.33	$1.07	$4.87
Discontinued operations	(0.10)	0.25	0.42	0.25	0.07	0.99
Net earnings	0.94	1.21	1.93	1.58	1.14	5.86

Diluted earnings (loss) per common share:
Continuing operations	$1.02	$0.95	$1.49	$1.31	$1.06	$4.81
Discontinued operations	(0.09)	0.24	0.42	0.25	0.07	0.97
Net earnings	0.93	1.20	1.91	1.56	1.13	5.78

Adjusted diluted earnings per common share (calculated below):
Continuing operations	$1.01	$0.93	$1.13	$1.25	$1.02	$4.33

Net earnings (loss) and average shares used in calculated earnings (loss) per share amounts are as follows:

Net earnings (loss):
Continuing operations	$176,324	$167,213	$258,058	$226,235	$182,566	$834,072
Discontinued operations	(16,186)	42,790	71,991	42,879	11,397	169,057
Net earnings	160,138	210,003	330,049	269,114	193,963	1,003,129

Average shares outstanding:
Basic	169,750	173,448	171,111	170,544	170,027	171,271
Diluted	172,013	175,567	173,097	172,734	172,265	173,547

Note:
Earnings from continuing operations are adjusted by discrete tax items and other one-time gains to derive adjusted earnings from continuing operations and adjusted diluted earnings per common share as follows:

	2014	2013
	Q1	Q1	Q2	Q3	Q4	FY 2013
Adjusted earnings from continuing operations:
Earnings from continuing operations	$176,324	$167,213	$258,058	$226,235	$182,566	$834,072
Gains from discrete and other tax items	2,541	4,343	61,477	7,751	6,084	79,655
Other one-time gains, net of tax	—	—	—	2,866	—	2,866
Adjusted earnings from continuing operations	$173,783	$162,870	$196,581	$215,618	$176,482	$751,551

Adjusted diluted earnings per common share:
Earnings from continuing operations	$1.02	$0.95	$1.49	$1.31	$1.06	$4.81
Gains from discrete and other tax items	0.01	0.02	0.36	0.04	0.04	0.46
Other one-time gains, net of tax	—	—	—	0.02	—	0.02
Adjusted earnings from continuing operations	$1.01	$0.93	$1.13	$1.25	$1.02	$4.33

* Per share data may not add due to rounding.

DOVER CORPORATION
QUARTERLY FREE CASH FLOW
(unaudited)(in thousands)

	2014	2013
	Q1	Q1	Q2	Q3	Q4	FY 2013
Cash flow from operating activities	$39,778	$57,713	$249,053	$279,375	$418,280	$1,004,421
Less: Additions to property, plant and equipment	(33,402)	(26,326)	(32,017)	(39,644)	(47,579)	(145,566)
Free cash flow	$6,376	$31,387	$217,036	$239,731	$370,701	$858,855

Free cash flow as a percentage of earnings from continuing operations	3.6%	18.8%	84.1%	106.0%	203.1%	103.0%

Free cash flow as a percentage of revenue	0.3%	1.8%	11.2%	12.4%	19.7%	11.4%